EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the American Depositary Shares, or ADSs, each representing one common share of VEON Ltd. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date: March 14, 2022

Exor N.V.

By	/s/ Enrico Vellano

Name:	Enrico Vellano
Title:	Chief Financial Officer

Exor Capital LLP

By	/s/ Marco Benaglia

Name:	Marco Benaglia
Title:	Co-CEO